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                                                                       Exhibit 5


                         [Kennedy Covington Letterhead]


                                  May 31, 2002



LendingTree, Inc.
11115 Rushmore Drive
Charlotte, North Carolina  28226

Ladies and Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by LendingTree, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration of 500,000 shares of the Common Stock, $.01 par value, of the Company (the "Shares") on behalf of certain selling stockholders.

         In connection with this opinion, we have examined the Registration Statement and related prospectus, and we have made such investigations of law and examined originals or copies of such documents, corporate records, certificates and other instruments that we have deemed necessary or appropriate for purposes of giving the opinions herein expressed. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and that the Shares are legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                 Very truly yours,

                                 /s/ Kennedy Covington Lobdell & Hickman, L.L.P.

                                 KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.